Exhibit 7.1

Exhibit 7.1: Statement Re: Computation of Ratio of Earnings to Fixed Charges

(amounts in SEK millions except ratio)

	Year ended December 31, 1999	Period ended August 23, 2000	Period ended December 31, 2000	Year ended December 31, 2001	Year ended December 31, 2002	Year ended December 31, 2003
	Predecessor		Successor
Swedish GAAP:
Earnings:
Pre-tax income	89	470	(327)	341	426	775
Plus:
Fixed charges:
Interest expense	264	162	298	833	647	406
Interest portion of rental expense	52	53	26	86	78	69
Earnings including fixed charges	405	685	(3)	1,260	1,151	1,250

Fixed charges:
Interest expense	264	162	298	833	647	406
Interest portion of rental expense	52	53	26	86	78	69
Total fixed charges	316	215	324	919	725	475

Ratio of earnings to fixed charges	1.3	3.2	(0.0)	1.4	1.6	2.6

US GAAP:
Earnings:
Pre-tax income	613	639	(292)	262	881	1,218
Plus:
Fixed charges:
Interest expense	264	162	298	833	647	406
Interest portion of rental expense	52	53	26	86	78	69
Earnings including fixed charges	929	854	32	1,181	1,606	1,693

Fixed charges:
Interest expense	264	162	298	833	647	406
Interest portion of rental expense	52	53	26	86	78	69
Total fixed charges	316	215	324	919	725	475

Ratio of earnings to fixed charges	2.9	4.0	0.1	1.3	2.2	3.6